Exhibit 10.15

EMPLOYMENT AGREEMENT

(“Agreement”)

Effective as of September 1st, 2023

BETWEEN:	NORTHSTAR EARTH & SPACE INC., a corporation incorporated under the Canada Business Corporations Act, having its registered office at 384, St-Jacques Street, Suite 300, Montréal, Québec, H2Y 1S1 (“Corporation”);

AND:	Stewart Bain, residing at 63, Britannia Road, Ottawa, Ontario, K2B 5W4 (“Executive”).

(Individually the “Party” or collectively the “Parties”)

WHEREAS the Parties have entered into an Employment Agreement effective as of February 1st, 2018 (“the Original Agreement”);

WHEREAS the Parties wish to update the Agreement to reflect the current situation of the Executive and the Corporation by this new Employment Agreement (the “Employment Agreement”).

The Parties agree as follows:

1.	EMPLOYMENT

1.1.	Subject to the terms and conditions of this Agreement, the Executive hereby agrees to work for the Corporation as its President and Chief Executive Officer (the “Position”).

1.2.	The Executive shall perform the duties and have the responsibilities customarily associated with his functions, together with such other duties and responsibilities that may be assigned to him or modified thereafter by the Chairman of the Board, Charles Sirois (the “Chairman”) or any person designated by the Chairman referenced in Exhibit “A” (List of Roles and Responsibilities).

1.3.	The Executive may perform his duties mainly remotely from his home office. The Corporation reserves its rights to request that the Executive works directly from its offices located at 384, St-Jacques Street, suite 300, Montréal, Québec, H2Y 1S1 or at any other business place designated by the Chairman on a temporary or permanent basis based on operational needs. The Executive expressly acknowledges that continued residence in Canada is a condition of employment.

384, Saint-Jacques Street, Suite 300, Montréa l, Québec, H2Y 1S1, Canada
www.northstar-data.com

1.4.	The Executive agrees to establish and maintain a dedicated at-home working area in Ottawa that is conducive to successful working, safe and free from hazards and other dangers to the Executive and others. The Executive agrees to maintain his home office in a professional and safe manner, and to implement appropriate security measures to protect the Corporation’s materials, confidential and proprietary information, and equipment. The Executive undertakes to keep the Corporation’s information and equipment separate from his personal items.

1.5.	The Executive understands that the nature of his office and of the Corporation’s business may require extensive travelling and agrees that he shall take such business trips as may be required by the Corporation.

1.6.	During the performance of his duties, the Executive may be exposed to highly sensitive information. As a result, the Executive may be required to meet certain security clearances based on the discretion of the Corporation and in-line with his duties and responsibilities, for example, without limiting the foregoing, personnel screenings (Reliability, Secret, etc.) and Controlled Goods Certification.

1.7.	The Executive is employed in a full-time capacity. Due to the nature of the Corporation’s business and the Executive’s role with the Corporation, it is expressly understood the Executive’s hours of work will vary depending on business needs and that his yearly salary is being paid to him for all hours worked.

2.	UNDERTAKINGS

2.1.	The Executive shall devote substantially all of his working time, attention and ability to the performance of his duties and responsibilities on an exclusive basis and shall not, without prior consent of the Chairman, serve in any managerial capacity (remunerated or not), any other business or occupation, whether or not competitive with the business of the Corporation, which may be withheld, delayed or conditioned in its sole discretion, or become a director, employee, manager, consultant, independent contractor or agent of any other company or otherwise, become associated in business, directly or indirectly, with any other person, firm or corporation (collectively, a “Commitment”).

Notwithstanding the foregoing, the Commitment(s) of the Executive as of the date of this Agreement are disclosed in Exhibit “B” hereto and the Corporation consents to the Executive maintaining such Commitment(s) (collectively, the “Approved Commitment(s)”). It is understood by the Parties that the Executive shall not accept any Commitment other than the Approved Commitments without the prior consent of the Chairman, and as long as such companies do not provide services or products of any kind to any business the Corporation would deem reasonably to be a competitor and that his involvement in such company is only occasional and does not affect the performance of his obligations under this Agreement.

2.2.	The Executive shall always act within the limits of his functions and in the best interests of the Corporation, accomplish his duties to the best of his knowledge with dedication and loyalty and conform at all times with the directions and instructions that will be provided to him, from time to time, by the Chairman.

2.3.	The Executive represents and warrants to Corporation that this Agreement will not contravene or conflict with any obligations the Executive may have to any past employer or other person, firm or corporation for or with whom the Executive has previously provided any services or been engaged.

3.	COMPENSATION

3.1.	The Corporation shall pay to the Executive a yearly Base Salary of $396,000 (“Base Salary”), subject to legally required deductions such as income tax, unemployment insurance and other contributions. The Executive’s base salary shall not be increased for a period of 24 months (up to September 1, 2025). The Executive’s Base Salary shall be reviewed on a yearly basis within three (3) months from the end of each financial year of the Corporation and any modification to the Base Salary approved by the Board of the Corporation (the “Board”) shall be effective from the beginning of the financial year to which it applies. The financial year of the Corporation presently ends on December 31.

3.2.	The Base Salary shall be payable in accordance with the Corporation’s regular pay periods.

At the signature of this Agreement and at the entire discretion of the Board, the Executive shall receive an additional 6000 Options under the terms of the ESOP. The Executive shall continue be entitled to participate in the Employee Stock Option Plan of the Corporation (the “ESOP”). Such participation will entitle the Executive to an option to purchase a certain number Class A Common Shares of the capital of the Corporation (the “Option”). The new Options shall vest over 4 years, or such other period of time to be determined by the Board. The grant of the Option shall be conditional upon: (a) the Board approving the grant; (b) the continued employment of the Executive with the Corporation at the time of grant; (c) the entering by the Executive of an option agreement with the Corporation (the “Option Agreement”), the form of which will be attached to the ESOP; and (d) any other terms and conditions set forth in the ESOP, the Option Agreement and as may be determined by the Board at the time of grant.

3.3.	The Executive shall be eligible to receive a discretionary bonus of up to 50% of his base salary in accordance with the Corporation’s compensation plan, as amended from time to time. This bonus is a one-time annual lump sum payment, and it subject to the achievement of predetermined objectives. These objectives will be determined by mutual agreement between the Executive and the Chairman and using key performance indicators of the individual performance of the CEO and the performance of the enterprise from a financial and operational perspective.

3.4.	Pursuant to the Executive’s previous employment agreement of February 1st, 2018, the Executive remains eligible for a project valued at a fixed amount of one hundred and fifty thousand dollars ($150,000) based on the delivery of the first four satellites into orbit and sufficient financing of the enterprise for a period of 18 months.

3.5.	Any bonus payment is entirely discretionary on the part of the Corporation, based on a recommendation of the Compensation & Governance Committee and the approval of the Board. Under no circumstances should any bonus be considered part of the Executive’s salary or other regular employment compensation. The earning of, entitlement to and payment of a bonus and any other incentive compensation is contingent on the Executive being actively employed by the Corporation, regardless of any period of notice of termination of the Executive’s employment for any reason. The Executive is considered “actively employed” if he is required to attend work and perform tasks on behalf of the Corporation. As a result, after the Executive’s last day of active employment, the Executive will not have any right or entitlement under contract, applicable law or otherwise, to any amount representing a bonus or other incentive compensation or as part of any claim for pay in lieu of notice, or otherwise.

4.	EXPENSES

4.1.	On presentation of expenses vouchers, the Corporation shall reimburse the Executive for all legitimate and reasonable out-of-pocket expenses properly incurred by the Executive in accordance with the Corporation’s policies and practices in effect for employees as established by the Corporation.

5.	VACATION AND BENEFITS

5.1.	The Executive shall be entitled to five (5) weeks’ vacation in each calendar year. Such vacations shall be taken at such time as agreed to by the Chairman based on the Corporation’s vacation policies. If the Executive does not take all his available vacations in a given year, he may carry a maximum total of ten (10) days over to the next year, as applicable. For the first and last calendar year of employment, the amount of vacations will be prorated based on the number of weeks during which the Executive was actually employed by the Corporation.

5.2.	The Executive shall have the opportunity to participate in an employee benefits plan that includes health, disability and death insurance. Such participation will be subject to the terms and conditions determined in such plans, as amended from time to time at the entire discretion of the Corporation.

6.	CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND ASSIGNMENT OF INTELLECTUAL PROPERTY

6.1.	The Executive acknowledges and agrees that it is a condition to his employment with the Corporation that he executes the Employee Non-competition, Confidentiality, Non-solicitation and Assignment of Intellectual Property Agreement attached hereto as Exhibit “C” (the “Non-Compete Agreement”).

7.	TERM

7.1.	This Agreement shall take effect as of September 1st, 2023 and shall continue until terminated in accordance with Section 8.

8.	TERMINATION

8.1.	The Executive’s employment shall be automatically terminated upon his death.

8.2.	The Corporation may, in its absolute and sole discretion, terminate the Executive’s employment upon the Permanent Disability of the Executive despite reasonable accommodation provided by the Corporation. The term “Permanent Disability” means a permanent incapacity (being a physical or mental incapacity or a sickness or injury of any type) preventing the Executive from properly and continuously performing his duties to the Corporation.

8.3.	The Corporation may, in its absolute and sole discretion, terminate the Executive’s employment for Cause without any notice or pay in lieu thereof. The term “Cause” as used herein shall include, in addition to such meaning as shall have been or shall hereafter be ascribed to such term from time to time by law, including the jurisprudence, the following: (a) the conviction of the Executive for a criminal act or other offence pursuant to the provisions of the Criminal Code (Canada) or any other criminal or penal statute of any jurisdiction; (b) habitual inability by the Executive to carry out functions of employment due to alcohol or drug related causes; (c) any dishonest or fraudulent act by the Executive relating directly or indirectly to the course of employment; (d) a breach by the Executive of, or a failure or refusal by the Executive to perform any of the Executive’s obligations under this Agreement if such breach, failure or refusal is not rectified by the Executive within three (3) business days following receipt of written notice from the Corporation specifying the nature of such breach, failure or refusal; (e) a failure or refusal by the Executive to perform the Executive’s duties to the Corporation in a loyal manner with a view to promoting the best interests of the Corporation; (f) gross negligence or willful conduct of the Executive or any act of moral turpitude; or (g) material failure or refusal by the Executive to obey the policies of the Corporation if such failure or refusal is not rectified by the Executive within three (3) business days following receipt of written notice from the Corporation specifying the nature of such failure or refusal. If the Executive’s employment hereunder is terminated for Cause, the Executive shall forfeit any bonuses to which the Executive would otherwise had been entitled for the year in which such termination occurs. In the event the Executive’s employment is terminated for Cause, the Executive will be informed by way of a written notice, the whole without other notice or pay in lieu of notice, except as may otherwise be required by law.

8.4.	The Corporation may terminate the Executive’s employment without Cause. In such case, the Corporation, at its sole discretion, may provide the Executive with a written prior working notice of cessation of employment, an indemnity in lieu thereof, payable in equal installments on regular payroll dates, or a combination of both, payable in equal installments on regular payroll dates, corresponding to the following:

i)	Recognizing the Employee has been serving as the founding CEO of the enterprise since its creation incorporation in 2015, if the Executive’s employment is terminated at any time after signature of this agreement: an amount equal to twelve (12) months salary.

Any indemnity in lieu of notice hereinabove shall be calculated based strictly on the Executive’s Base Salary in effect at the time of termination. Should the Executive decide to leave during the course of the working notice period, no further amounts shall be owing to the Executive save and except for vacation pay and expenses owing.

The Executive acknowledges that the prior notice and/or payments contemplated in this Section 8.4 include all of his entitlements to either notice or pay in lieu of notice, if any, under the Act respecting labour standards and the Civil Code of Quebec. The Executive acknowledges and agrees that the notice or pay in lieu of notice provisions included in this Section 8.4 above are fair and reasonable and are the result of negotiations between the parties. The Executive further agrees that the notice or pay in lieu of notice provided for this Section 8.4 shall be conditional upon the signature of a full and final release of claims whereby the Executive shall be required to waive and renounce to any and all actions, complaints, claims and/or recourses of any nature whatsoever against the Corporation and its shareholders, directors and officers related directly or indirectly to his employment hereunder and/or the termination thereof, it being further understood that the said release of claims shall also include restrictive covenants identical to the restrictive covenants found in the Employee Non-competition, Confidentiality, Non-solicitation and Assignment of Intellectual Property Agreement.

8.5.	The Executive shall have the right to terminate his employment upon giving the Corporation a prior written notice of at least three (3) months except that no such delay is required if the resignation is the result of the Corporation’s material breach of the provisions of this Agreement. The Executive agrees and acknowledges that the Corporation, in its sole discretion, may either i) ask the Executive to cease active employment immediately and provide the Executive with pay in lieu of notice or resignation, in whole or in part, or (ii) at the Executive’s request, waive such notice in whole or in part.

9.	EFFECT OF TERMINATION

9.1.	Upon termination of his employment with the Corporation, the Executive shall immediately cease to perform his functions with the Corporation and shall leave the Corporation’s premises. The Executive shall also immediately deliver to the Corporation, all confidential information, intellectual property, material, equipment, computers, mobile devices, documents and other property or items belonging to the Corporation in his possession. The Executive shall immediately cease to access the Corporation’s computer network and shall delete from his personal electronic devices any file, document and data originating from or concerning the Corporation.

9.2.	Upon termination of the Executive’s employment with the Corporation, the Corporation shall pay to the Executive all amounts of compensation owing under this Agreement and under any applicable law up to the date of termination of employment, including all accrued Base Salary and any accrued but unused vacation. These payments shall be made, at the latest, at the date of the next periodical regular pay period of the Corporation.

9.3.	Notwithstanding the termination of the Executive’s employment with the Corporation, the Parties acknowledge that the terms and conditions contained in the Non-Compete Agreement shall survive this Agreement and continue to be effective for the period of time mentioned in such Section.

9.4.	Upon termination of the Executive’s employment with the Corporation, for any reason, the Executive shall deliver to the Corporation the Executive’s written release of the Corporation and its shareholders, directors and officers from all claims whatsoever and, from time to time, promptly following the request of the Corporation, such other documents as the Corporation may reasonably require.

10.	NOTICES

10.1.	Any notice or other communication to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by mail at the address mentioned at the beginning of this Agreement or by transmittal by email addressed as follows:

(a)	if to the Corporation:

Email	charles@telesystem.ca
Attention:	Charles Sirois

(b)	if to the Executive:

Email	stewart@northstar-data.com
With copy to:	stewart.bain@bcaero.com

or to such other address, email address or individual as may be designated by notice by any party to the other.

10.2.	Any demand, notice or other communication given by personal delivery shall be deemed to have been given on the day of actual delivery thereof and, if given by mail, on the second (2nd) business day following the deposit thereof with the mail and, if given by email, on the day of transmittal thereof or if the transmittal is sent after normal business hours or if the day of transmittal is not a business day, the next business day following the date of transmittal.

11.	OTHER PROVISIONS

11.1.	No amendment to this Agreement shall be valid or binding unless made in writing and duly executed by both Parties. No waiver of any breach or non-performance of this Agreement shall be effective or binding unless made in writing and signed by the Party granting the waiver and, unless otherwise provided in the written waiver, shall be limited to the specific breach or non-performance waived.

11.2.	This Agreement may be executed in one or more counterparts each of which when so executed shall be deemed to be original and such counterparts together shall constitute one of the same instrument. A Party’s transmission by email of a copy of this Agreement duly executed by that Party shall constitute effective delivery by that Party of an executed copy of this Agreement to the Party receiving the transmission.

11.3.	The Executive acknowledges that he has been given a reasonable opportunity to ask questions and obtain independent legal advice relating to this Agreement. The Executive further acknowledges that he has read this Agreement and had enough time to become acquainted with its terms and that he has signed same in a free and enlightened manner, without error, fear or lesion, intending in good faith to be bound thereby.

11.4.	Neither Party may assign this Agreement without the prior written consent of the other Party, except that the Corporation may assign this Agreement to any affiliate of the Corporation or a purchaser of substantially all of its assets.

11.5.	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the District of Montreal, Province of Quebec.

11.6.	This Agreement and the Non-Compete Agreement constitute the entire agreement between the Parties with respect to the employment of the Executive with the Corporation and cancels and replaces any prior understandings and agreements, whether written or oral between the Parties.

11.7.	Notwithstanding its actual date of signature, the effective date of this Agreement is deemed to be the date mentioned at the beginning of this Agreement.

11.8.	The Executive acknowledges that a French version of this Agreement was provided by the Corporation and that the Executive expressly requested that this Agreement and all related documents be drafted in English. L’Employé reconnaît qu’une version française de la présente Entente lui a été fournie par la Société et que l’Employé a expressément demandé que cette Entente et tous les documents connexes soient rédigés en anglais.

IN WITNESS OF WHICH the Parties have executed this Agreement on the date hereabove written.

NORTHSTAR EARTH & SPACE INC.

By:	/s/ Charles Sirois		/s/ Stewart Bain
	Name:	Charles Sirois	Stewart Bain
	Title:	Chairman
	02/04/2024		3/22/2024

EXHIBIT “A”

LIST OF ROLES AND RESPONSIBILITIES

The Executive will undertake the following roles:

●	Chief Executive Officer

●	Member of the Board of Directors

EXHIBIT “B”

APPROVED COMMITMENTS

●	Director and Officer of: S.A Bain Consulting International Inc. (Private consulting firm)

o	There are no active consulting Agreements for this firm;

o	Any additional Consulting Agreement must be approved in advance by the Board of Directors of NorthStar

●	Director and Officer of: S.A Bain Enterprises Ltd. (Holding Company)

●	Director and Officer of: 6660959 Canada Inc. (Real Estate Development Company)

EXHIBIT “C”

NON-COMPETE AGREEMENT

See attached.

384, Saint-Jacques Street, Suite 300, Montréa l, Québec, H2Y 1S1, Canada
www.northstar-data.com

EMPLOYEE NON-COMPETITION, CONFIDENTIALITY, NON-SOLICITATION
AND ASSIGNMENT OF INTELLECTUAL PROPERTY AGREEMENT

THIS AGREEMENT is made as of January 1st, 2024 (the “Effective Date”), between NorthStar Earth & Space Inc. (the “Corporation”) and Stewart Bain (the “Executive”).

WHEREAS the Corporation has agreed to enter into an employment agreement with the Executive (the “Employment Agreement”) subject to the Executive agreeing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained in this Agreement, the parties agree as follows:

1.	For the purposes of this Agreement:

1.1	“Confidential Information” means all matters and things, tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, relating to the Business of the Corporation or its affiliates, NorthStar Earth & Space Systems, Inc. and NorthStar Earth & Space Europe S.A.R.L., including, without limitation, all Intellectual Property, commercial and financial data, records, business plans, methods, designs, concepts, specifications, techniques and processes, trade secrets, technology, technical information, research results and other data, arrangements with licensors and licensees, procedures and policies, costs information, together with analyses, compilations, studies or other documents or records, whether or not prepared by the Employee, to the extent that they contain or otherwise reflect or are generated or derived from the confidential or proprietary information of the Corporation.

1.2	“Business of the Corporation” means any product or service offered by the Corporation at any time during the course of the Executive’s employment with the Corporation, whether prior to or during the term of the Employment Agreement, including any time the Executive acted as an independent contractor engaged by the Corporation, consultant to or agent of the Corporation, including but not limited to the development of a large scale data processing capability and low earth orbit satellite constellation of a number of satellites, currently estimated at 40, featuring, among other capabilities: (i) the ability to generate either hyper spectral or infrared imaging information of the Earth destined for a variety of government and commercial applications, and (ii) the ability to find, catalogue, track and forecast the path of space objects, including those that could pose a risk to operational satellites (space situational awareness).

1.3	“Intellectual Property” means all intellectual and industrial property rights of any kind recognized by statute, regulation, common law or otherwise in any jurisdiction, including, without limitation, all rights recognized by the Copyright Act, the Industrial Design Act, the Integrated Circuit Topography Act, the Patent Act and the Trade-marks Act and any similar or analogous statute, regulation or law in any jurisdiction.

1.4	“Inventions” means any invention, technique, process, device, discovery, improvement or know-how, patentable or not, and all related Intellectual Property rights therein.

1.5	“Restricted Intellectual Property” means Intellectual Property and Inventions the Executive conceives, solely or jointly, while employed by the Corporation and/or while providing services of any nature to the Corporation, including prior to the execution of this Agreement, except in each case, to the extent that the Executive can demonstrate that it: (a) does not relate in any manner to the prior, actual or anticipated Business of the Corporation; (b) was not suggested by or results from any task assigned to the Executive or work performed by the Executive for or on behalf of the Corporation; and (c) the Corporation’s equipment, facilities, supplies, information or materials were not used.

384, Saint-Jacques Street, Suite 300, Montréa l, Québec, H2Y 1S1, Canada
www.northstar-data.com

1.6	“Restricted Area” means Canada, the United-States, the countries of the European Union, the United Kingdom, Norway, Switzerland, Japan, Australia and New Zealand.

2.	The Executive acknowledges that he has received and will receive Confidential Information concerning the Corporation and its past, present and future activities. The Executive agrees that disclosure of the Confidential Information could be harmful to the Corporation and contrary to its best interest.

3.	Consequently, the Executive agrees that he shall not, during the term of his employment and at any time following termination of his employment, disclose Confidential Information to any person, directly or indirectly, nor use it, except as may be required in the course of carrying out his duties and responsibilities hereunder or when required by law. If the Executive fails to respect this provision, the Corporation may take either disciplinary action up to, without excluding, dismissal for Cause without notice, or civil action.

4.	Notwithstanding the foregoing, the following information shall not be deemed Confidential Information for the purpose hereof:

4.1	information which at the time of disclosure is generally available to the public other than through a breach of this Agreement;

4.2	information which is lawfully and in good faith obtained by the Executive on a non-confidential basis from an independent third party without breach of this Agreement, as shown by documentation sufficient to establish the third party as a source of the Confidential Information; or

4.3	information which the Executive is by law required to disclose provided the Executive shall have given the Corporation prior written notice thereof as soon as is practicable in the circumstances, subject to applicable law.

5.	In the event that the Executive’s employment with the Corporation is terminated, the Executive shall, at the sole discretion of the Corporation, promptly return to the Corporation or destroy all Confidential Information in his possession or control which is in written or other recorded form and will not retain any copies, extracts or other reproductions in whole or in part of such material.

6.	The Executive agrees that for the term of the Employment Agreement and for a period of two (2) years following termination of his employment, he shall not (i) try to entice away from the Corporation customer, consultant or supplier that has a signed agreement with the Corporation or that has entered into discussions with the Corporation regarding the Business of the Corporation; (ii) interfere with the relationship between any customer, consultant or supplier and the Corporation; or (iii) solicit any customer, consultant or supplier to become the customer, consultant or supplier of any business competitive with the Business of the Corporation or which could otherwise adversely affect the Business of the Corporation.

7.	The Executive agrees that for the duration of this Agreement and for a period of two (2) years following termination of his employment he shall not solicit or assist any other person to, directly or indirectly, induce any individual who is then employed by the Corporation to leave the employ of the Corporation for the purposes of employment in any business related to or competitive with the Business of the Corporation or which could otherwise adversely affect the Business of the Corporation.

8.	The Executive agrees that for the duration of this Agreement and, as applicable, for a period of two (2) years following cessation of his employment whether as an owner, operator, manager, employee, principal, agent, partner, distributor, dealer, contractor, joint venture, trustee, shareholder, lender, officer, director, advisor, representative or otherwise, directly or indirectly, either individually or in partnership or jointly or in connection with or on behalf of any person, firm, business, corporation, partnership, trust, joint venture, entity, syndicate or association, in any manner or capacity whatsoever, be employed by, render services to, carry on or be engaged in, or be connected with or be interested in or advise, lend money to, guarantee the debts or obligations of, or in any manner participate in the management, operation, ownership or control of any activity or business which is in competition, in whole or in part, with the Business of the Corporation in the Restricted Area. The Executive acknowledges that the Executive’s services have been engaged by the Corporation pursuant to the Employment Agreement for the express purpose of developing the Business of the Corporation in the Restricted Area, and that the restrictions set forth in this Section 8 are essential conditions to the execution of the Employment Agreement by the Corporation, without which the Corporation would not have entered into the Employment Agreement. This restriction shall not apply to the ownership of shares or other securities which are listed on a stock exchange provided the Executive does not hold more than two percent (2%) of the outstanding shares or other securities of such corporation.

9.	All Confidential Information disclosed to, used by or generated by the Executive during the course of the Executive’s employment with the Corporation, whether prior to, during the term of the Employment Agreement, including any Confidential Information disclosed to, used by or generated by the Executive if the Executive at any time acted as an independent contractor engaged by the Corporation, consultant to or agent of the Corporation, is and shall be the exclusive property of the Corporation and the Executive acknowledges that the Executive gains no rights to the Confidential Information, either through this Agreement, the Employment Agreement, or otherwise.

10.	The Executive hereby assigns, upon creation, to the Corporation or its assignees, unconditionally and irrevocably, all right, title and interest throughout the world in and to all Restricted Intellectual Property, including, without limitation, program codes or documentation, writings or works of authorship that the Executive produces or authors during the term of the Executive’s employment with the Corporation and/or while providing services of any nature to the Corporation, including prior to the execution of this Agreement, together with any copyrights on those writings or works of authorship.

11.	The Executive hereby agrees and acknowledges that the rights to Confidential Information, Restricted Intellectual Property and other things granted to the Company by Section 9 and Section 10 shall not depend on Executive having worked on the Corporation’s premises, employed any tools, equipment or other things belonging to Corporation or be within the Executive’s job description or area of responsibility from time to time.

12.	The Executive unconditionally waives in favour of the Corporation, its successors and assigns, all claims to moral rights and droits de suite in any Restricted Intellectual Property he now has or in the future may have, including, any and all moral rights prescribed therein by the Copyright Act (Canada). All Restricted Intellectual Property created, in whole or in part, by the Executive may be maintained, changed, modified, or adapted by the Corporation without the consent of the Executive.

13.	The Executive shall keep and maintain adequate and current written records of all Inventions, in the form of notes, sketches, drawings and reports relating thereto, which records shall be and remain the property of and available to the Corporation at all times and shall remain on the premises of the Corporation at all times.

14.	The Executive agrees to cooperate fully with the Corporation, both during and after his employment with the Corporation, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in Canada and foreign countries) relating to Restricted Intellectual Property. The Executive shall sign all papers, including, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Corporation may deem necessary or desirable in order to protect its rights and interests in any Restricted Intellectual Property. The Executive further agrees that if the Corporation is unable, after reasonable effort, to secure the signature of the Executive on any such papers, the President or the Secretary of the Corporation shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints the President and the Secretary of the Corporation as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Corporation may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this Section.

15.	In the event of any violation by the Executive of any terms and provisions of this Agreement, the Corporation shall have the right, in addition to all other rights provided by law or by this Agreement, to obtain a provisional injunction, interlocutory injunction and permanent injunction to prevent the Executive or persons acting on his behalf, from violating the provisions of this Agreement. In such case, the Executive hereby renounces to any defence based on the availability to the Corporation of other recourses, hereby acknowledging that any violation by him of the provisions hereof shall cause irreparable damage to the Corporation. The Executive hereby agrees that all restrictions contained in this Agreement are reasonable and necessary for the protection of the Corporation.

16.	No amendment to this Agreement shall be valid or binding unless made in writing and duly executed by both Parties. No waiver of any breach or non-performance of this Agreement shall be effective or binding unless made in writing and signed by the Corporation and, unless otherwise provided in the written waiver, shall be limited to the specific breach or non-performance waived.

17.	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the District of Montreal, Province of Quebec.

18.	The Executive acknowledges that a French version of this Agreement was provided by the Corporation and that the Executive expressly requested that this Agreement and all related documents be drafted in English. L’Employé reconnaît qu’une version française de la présente Entente lui a été fournie par la Société et que l’Employé a expressément demandé que cette Entente et tous les documents connexes soient rédigés en anglais.

SIGNED as of the date first above written.

NORTHSTAR EARTH & SPACE INC.

By:	/s/ Charles Sirois		/s/ Stewart Bain
	Name:	Charles Sirois	Stewart Bain
	Title:	Chairman
	02/04/2024		3/22/2024